Exhibit 10.15

HORMEL FOODS CORPORATION

Restricted Stock Unit Agreement
Under the 2018 Incentive Compensation Plan

Hormel Foods Corporation (the “Company”), pursuant to its 2018 Incentive Compensation Plan (the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below. The terms and conditions of this Restricted Stock Unit Award are set forth in this Agreement, consisting of this cover page and the Restricted Stock Unit Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: _______________________
No. of Restricted Stock Units Granted: _______	Grant Date: __________, 20__
Vesting Schedule: 100% of the RSUs shall vest on the third anniversary of the Grant Date (the “Scheduled Vesting Date”)

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Restricted Stock Units

PARTICIPANT    HORMEL FOODS CORPORATION

By: /s/ James P. Snee
Name: James P. Snee
Title: Chairman of the Board, President and CEO

Form of Restricted Stock Unit Agreement (2018 Incentive Compensation Plan)	Page 1

Exhibit 10.15

HORMEL FOODS CORPORATION
2018 Incentive Compensation Plan
Restricted Stock Unit Agreement

Restricted Stock Unit Terms and Conditions

1.
Grant of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”), subject to your execution of the Company’s current Proprietary Information, Non-Compete, Non-Solicitation and Invention Assignment Agreement (the “Proprietary Information Agreement”). For the avoidance of doubt, if you have not executed the Proprietary Information Agreement within 30 days of the Grant Date, you shall forfeit this Award in its entirety. Each Unit that vests represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.	Vesting.
(a)    Scheduled Vesting. The Units will vest on the date specified in the Vesting Schedule on the cover page to this Agreement, so long as your Service to the Company does not terminate prior to the Scheduled Vesting Date for reasons other than your death, Disability or Qualified Retirement (as defined below). As used herein, “Qualified Retirement” means any termination of your Service, other than for Cause, occurring at or after age 65, or at or after age 55 with fifteen (15) years or more of continuous service to the Company and its Affiliates, provided that you remain an active Service Provider of the Company or one of its Affiliates through (i) the remainder of the Company’s current fiscal quarter in which the Grant Date occurred plus (ii) the entire subsequent fiscal quarter following the fiscal quarter in which the Grant Date occurred.
(b)    Accelerated Vesting. Notwithstanding Section 2(a), if, prior to the Scheduled Vesting Date, you die or your Service is terminated due to your Disability or Qualified Retirement, then the Units shall immediately vest in full. In addition, vesting of the Units may be accelerated during the term of the Award under the circumstances described in Sections 12(b) and 12(c) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

3.	Service Requirement. Except as otherwise provided in Section 2 of this Agreement, if you cease to be a Service Provider prior to the Scheduled Vesting Date, you will forfeit all unvested Units.

4.
Settlement of Units; Delivery of Shares. Subject to Section 15 below, after any Units vest pursuant to Section 2, the Company shall as soon as practicable cause to be issued and delivered to you (or to your personal representative or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by the electronic delivery of the Shares to a brokerage account you designate, or by book-entry registration of such Shares with the Company’s transfer agent and shall be subject to the tax withholding provisions of Section 6 and compliance with all applicable legal requirements as provided in Section 17(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units up to the nearest whole Unit prior to issuance of Shares as provided herein. All Shares so issued shall be fully paid and nonassessable. Notwithstanding the foregoing, if the ownership or issuance of Shares to you

Form of Restricted Stock Unit Agreement (2018 Incentive Compensation Plan)	Page 2

Exhibit 10.15

as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, you (or your permitted transferee) shall receive in lieu of Shares cash in an amount equal to the Fair Market Value (as of the date vesting of the Units occurs) of the Shares otherwise issuable in settlement of the vested Units, net of any amount required to satisfy withholding tax obligations as provided in Section 6 of this Agreement.

5.
Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then on each dividend payment date a dividend equivalent dollar amount equal to the number of Units credited to your account pursuant to this Agreement as of the dividend record date times the dollar amount of the cash dividend per Share shall be deemed reinvested in additional Units as of the dividend payment date and such additional Units shall be credited to your account. The number of additional Units so credited shall be determined based on the Fair Market Value of a Share on the dividend payment date. Any additional Units so credited will be subject to the same terms and conditions, including the timing of vesting and settlement, applicable to the underlying Units to which the dividend equivalents relate.

6.
Withholding Taxes. No Shares will be delivered to you in settlement of vested Units unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You hereby further authorize the Company (or any Affiliate) to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the amount of such withholding tax obligations.

7.
Transfer of Award or Units. You may not assign or transfer this Award or the Units subject to this Award except for a transfer upon your death in accordance with your will, or by the laws of descent and distribution. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 7 shall be void and without effect.

8.
No Stockholder Rights. The Units subject to this Award do not entitle you or any permitted transferee of this Award to any of the rights of a stockholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units, meaning a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made, except as otherwise described in this Agreement or the Plan.

9.
Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended, to the greatest degree possible, to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4). However, to the extent that you are, or become, eligible for a Qualified Retirement at any time while this Award is outstanding, this Agreement shall be interpreted and applied in a manner that complies in all respects with the requirements of Section 409A of the Code.

10.
Governing Plan Document. This Agreement and Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

Form of Restricted Stock Unit Agreement (2018 Incentive Compensation Plan)	Page 3

Exhibit 10.15

11.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

12.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.
Other Agreements. You agree that in connection with the settlement of the Shares, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

14.
Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the settlement of this Award summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 13 of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

15.	Compensation Recovery Policy; Cancellation and Recission.
(a)    You agree that during the period of your Service with the Company or any of its Affiliates and for the one-year period immediately following termination of such Service for any reason (the “Covenant Term”), you will not (i) materially breach the Company’s Code of Ethical Business Conduct, (ii) breach any nondisclosure or similar obligation owed to the Company or any Affiliate or (iii) render services for any organization or engage directly or indirectly in any business which, in the judgment of the chief executive officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company.
(b)    Failure to comply with the provisions of Section 15(a) during the Covenant Term shall cause this Award to be canceled.  If any failure to comply with the provisions of Section 15(a) during the Covenant Term occurs within a one year period after any Shares delivered upon vesting of the Units hereunder shall cause such delivery to be rescinded.  The Company shall notify you in writing of any such rescission within one year after such delivery.  Within ten days after receiving such notice from the Company, you shall either (i) return such Shares to the Company, or (ii) pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the respective Vesting Date of the underlying Units.
(c)    Additionally, this Award and any compensation associated herewith is subject to reduction, cancellation, forfeiture or recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. This Award may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

16.
Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

Form of Restricted Stock Unit Agreement (2018 Incentive Compensation Plan)	Page 4